Exhibit 99.1
Earnings Release

CubeSmart Reports Third Quarter 2022 Results

MALVERN, PA -- (Globe Newswire) – October 27, 2022 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and nine months ended September 30, 2022.

“We continue to see solid demand across the portfolio as we returned to more normalized seasonal trends during the quarter,” commented President and Chief Executive Officer Christopher P. Marr. “We are in an outstanding position as our focus shifts to 2023. With another year of positive cash flow growth and a strong balance sheet, we’re well-positioned to perform in any economic climate and capitalize on all growth opportunities that present themselves.”

Key Highlights for the Third Quarter

●	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.50.
●	Reported funds from operations (“FFO”) per share, as adjusted, of $0.66.
●	Increased same-store (523 stores) net operating income (“NOI”) 15.4% year over year, driven by 12.2% revenue growth and a 4.3% increase in property operating expenses.
●	Same-store occupancy during the quarter averaged 94.4% and ended the quarter at 93.8%.
●	Closed on one property acquisition for $20.7 million.
●	Opened for operation one development project for a total cost of $39.0 million.
●	The Company’s joint venture, HVPSE, sold all 14 of its properties for $235.0 million, of which the Company received $49.9 million through its promoted interest.
●	Added 39 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 663.

Financial Results

Net income attributable to the Company’s common shareholders was $112.9 million for the third quarter of 2022, compared with $87.7 million for the third quarter of 2021. A significant driver of the year over year increase was a $45.7 million gain related to the sale of the 14 properties within the HVPSE joint venture. This gain is included in equity in earnings of real estate ventures and is not included in FFO or FFO, as adjusted. EPS attributable to the Company’s common shareholders was $0.50 for the third quarter of 2022, compared with $0.43 for the same period last year.

FFO, as adjusted, was $150.0 million for the third quarter of 2022, compared with $118.4 million for the third quarter of 2021. FFO per share, as adjusted, increased 17.9% to $0.66 for the third quarter of 2022, compared with $0.56 for the same period last year.

Investment Activity

Acquisition Activity

During the three months ended September 30, 2022, the Company acquired one wholly-owned store in Georgia for $20.7 million. In total for the year through the date of this press release, the Company has acquired three stores for $75.7 million.

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Development Activity

The Company has agreements with developers for the construction of self-storage properties in high-barrier-to-entry locations. During the three months ended September 30, 2022, the Company opened for operation one development project in New York for a total cost of $39.0 million. In total for the year through the date of this press release, the Company has opened for operation two development properties for a total cost of $60.8 million.

As of September 30, 2022, the Company had one joint venture development property under construction. The Company anticipates investing a total of $40.1 million related to this project and had invested $17.9 million of that total as of September 30, 2022. The store is located in New York and is expected to open in the fourth quarter of 2023.

Unconsolidated Real Estate Venture Activity

During the third quarter of 2022, the Company’s joint venture, HVPSE, sold all 14 of its properties for $235.0 million. HVPSE was formed in March 2020 and acquired 14 self-storage properties located in Florida (2), Georgia (8) and South Carolina (4). The Company’s total contribution to HVPSE for its 10% ownership interest was $5.6 million. The company received $49.9 million of the proceeds from the sale through its promoted interest.

Third-Party Management

As of September 30, 2022, the Company’s third-party management platform included 663 stores totaling 44.5 million rentable square feet. During the three and nine months ended September 30, 2022, the Company added 39 stores and 107 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at September 30, 2022 included 523 stores containing approximately 37.0 million rentable square feet, or approximately 83.9% of the aggregate rentable square feet of the Company’s 611 consolidated stores. These same-store properties represented approximately 85.5% of property NOI for the three months ended September 30, 2022.

Same-store physical occupancy as of September 30, 2022 and 2021 was 93.8% and 94.7%, respectively. Same-store revenues for the third quarter of 2022 increased 12.2% and same-store operating expenses increased 4.3% from the same quarter in 2021. Same-store NOI increased 15.4% from the third quarter of 2021 to the third quarter of 2022.

Operating Results

As of September 30, 2022, the Company’s total consolidated portfolio included 611 stores containing 44.1 million rentable square feet and had physical occupancy of 92.1%.

Revenues increased $48.8 million and property operating expenses increased $12.7 million in the third quarter of 2022, as compared to the same period in 2021. Increases in revenues were primarily attributable to revenues generated from property acquisitions and recently opened development properties as well as increased rental rates on our same-store portfolio. Increases in property operating expenses were primarily attributable to a $7.7 million increase from stores acquired or opened in 2021 and 2022 included in our non-same store portfolio as well as increases in expenses from same-store properties primarily related to property taxes.

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Interest expense increased from $19.1 million during the three months ended September 30, 2021 to $23.9 million during the three months ended September 30, 2022, an increase of $4.8 million. The increase was attributable to a higher amount of outstanding debt that was used to fund a portion of the Company’s growth. This increase was partially offset by lower interest rates during the 2022 period. The average outstanding debt balance was $3.14 billion during the three months ended September 30, 2022 as compared to $2.26 billion during the three months ended September 30, 2021. The weighted average effective interest rate on our outstanding debt for the three months ended September 30, 2022 and 2021 was 2.99% and 3.40%, respectively.

Financing Activity

During the three months ended September 30, 2022, the Company sold 0.1 million common shares of beneficial interest through its at-the-market (“ATM”) equity program at an average sales price of $50.64 per share, resulting in net proceeds of $4.9 million, after deducting offering costs. As of September 30, 2022, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Subsequent to September 30, 2022, the Company amended and restated its unsecured revolving credit facility. The amendment increased the size of the facility from $750 million to $850 million, improved the pricing, and extended the maturity date from June 19, 2024 to February 15, 2027.

Quarterly Dividend

On July 26, 2022, the Company declared a quarterly dividend of $0.43 per common share. The dividend was paid on October 17, 2022 to common shareholders of record on October 3, 2022.

2022 Financial Outlook

“We continue to successfully execute on our disciplined investment strategy, as evidenced by the sale of the assets in our HVPSE venture during the quarter. While not included in FFO, the promoted return we received once again showcased the significant shareholder value creation generated by our operating platform and strong industry relationships,” commented Chief Financial Officer Tim Martin. “In addition, we expanded our liquidity profile as the recent recast of the revolving credit facility created additional capacity and further extended our maturity profile, now with no significant debt scheduled to mature until 2025.”

The Company estimates that its fully diluted earnings per share for the year will be between $1.26 and $1.28 (previously $1.05 to $1.09), and that its fully diluted FFO per share, as adjusted, for 2022 will be between $2.50 and $2.52 (previously $2.47 to $2.51). Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2022, the same-store pool consists of 523 properties totaling 37.0 million rentable square feet.

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	Current Ranges for
2022 Full Year Guidance Range Summary	Annual Assumptions			Prior Guidance(1)
Same-store revenue growth	12.25%	to	12.75%	11.50%	to	12.50%
Same-store expense growth	3.75%	to	4.25%	3.50%	to	4.50%
Same-store NOI growth	15.75%	to	16.25%	15.00%	to	16.00%

Acquisition of consolidated operating properties	$75.0M	to	$150.0M	$100.0M	to	$300.0M
New development openings (2)	$56.0M	to	$56.0M	$54.9M	to	$54.9M
Dispositions	$0.0M	to	$50.0M	$0.0M	to	$50.0M
Accretion from Storage West transaction	$0.02	to	$0.03	$0.02	to	$0.03
Dilution from properties in lease-up	$(0.05)	to	$(0.06)	$(0.05)	to	$(0.06)

Property management fee income	$33.0M	to	$34.0M	$32.0M	to	$33.0M
General and administrative expenses	$54.0M	to	$56.0M	$54.0M	to	$56.0M
Interest and loan amortization expense	$98.0M	to	$100.0M	$98.0M	to	$100.0M
Full year weighted average shares and units	227.4M		227.4M	227.4M		227.4M

Earnings per diluted share allocated to common
shareholders	$1.26	to	$1.28	$1.05	to	$1.09
Plus: real estate depreciation and amortization	1.39		1.39	1.37		1.37
Plus: transaction-related expenses	0.05		0.05	0.05		0.05
Less: gains from sales of real estate	(0.20)		(0.20)	-		-
FFO per diluted share, as adjusted	$2.50	to	$2.52	$2.47	to	$2.51

(1)	Prior guidance as included in our second quarter earnings release dated August 4, 2022.
(2)	Includes Vienna, VA property opened in June at $17.0 million, representing the Company’s contribution.

4th Quarter 2022 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.34	to	$0.35
Plus: real estate depreciation and amortization	0.31	to	0.31
FFO per diluted share, as adjusted	$0.65	to	$0.66

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, October 28, 2022 to discuss financial results for the three and nine months ended September 30, 2022.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.cubesmart.com. Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: https://www.netroadshow.com/events/login?show=a350575d&confId=43336.

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Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-844-200-6205 for domestic callers, 1-833-950-0062 for Canadian callers and +1-929-526-1599 for international callers using access code 125781.

After the live webcast, the call will remain available on CubeSmart’s website for 15 days. In addition, a telephonic replay of the call will be available through November 11, 2022. The replay numbers are 1-866-813-9403 for domestic callers, 1-226-828-7578 for Canadian callers and +44-204-525-0658 for international callers. For callers accessing a telephonic replay, the conference number is 923551.

Supplemental operating and financial data as of September 30, 2022 is available in the Investor Relations section of the Company’s corporate website.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space for residential and commercial customers. According to the 2022 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

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FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

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There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in economic conditions in the real estate industry and in the markets in which we own and operate self-storage properties;
●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;
●	the failure to execute our business plan;
●	adverse impacts from the COVID-19 pandemic, other pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;
●	reduced availability and increased costs of external sources of capital;
●	increases in interest rates and operating costs;
●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future debt;
●	increases in interest rates and operating costs;
●	counterparty non-performance related to the use of derivative financial instruments;
●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;
●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;
●	increases in taxes, fees and assessments from state and local jurisdictions;
●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;
●	reductions in asset valuations and related impairment charges;
●	cyber security breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships or result in fraudulent payments;
●	changes in real estate, zoning, use and occupancy laws or regulations;
●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that affect the markets in which we operate;

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●	potential environmental and other liabilities;
●	governmental, administrative and executive orders and laws, which could adversely impact our business operations, customer and employee relationships;
●	uninsured or uninsurable losses and the ability to obtain insurance coverage or recovery from insurance against risks and losses;
●	our ability to attract and retain talent in the current labor market;
●	other factors affecting the real estate industry generally or the self-storage industry in particular; and
●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Storage properties	$7,284,661	$7,183,494
Less: Accumulated depreciation	(1,207,230)	(1,085,824)
Storage properties, net (including VIE assets of $163,299 and $149,467, respectively)	6,077,431	6,097,670
Cash and cash equivalents	5,183	11,140
Restricted cash	3,021	2,178
Loan procurement costs, net of amortization	1,719	2,322
Investment in real estate ventures, at equity	107,755	119,751
Assets held for sale	4,264	49,313
Other assets, net	171,797	265,705
Total assets	$6,371,170	$6,548,079

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,771,315	$2,768,209
Revolving credit facility	86,000	209,900
Mortgage loans and notes payable, net	164,116	167,676
Lease liabilities - finance leases	65,764	65,801
Accounts payable, accrued expenses and other liabilities	218,181	199,985
Distributions payable	97,492	97,417
Deferred revenue	40,777	37,144
Security deposits	1,035	1,065
Liabilities held for sale	2,227	2,502
Total liabilities	3,446,907	3,549,699

Noncontrolling interests in the Operating Partnership	58,508	108,220

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 224,568,376 and 223,917,993 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	2,246	2,239
Additional paid-in capital	4,121,824	4,088,392
Accumulated other comprehensive loss	(511)	(570)
Accumulated deficit	(1,271,905)	(1,218,498)
Total CubeSmart shareholders’ equity	2,851,654	2,871,563
Noncontrolling interests in subsidiaries	14,101	18,597
Total equity	2,865,755	2,890,160
Total liabilities and equity	$6,371,170	$6,548,079

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

REVENUES
Rental income	$226,837	$182,409	$651,341	$515,244
Other property related income	25,619	21,892	71,760	62,414
Property management fee income	8,952	8,263	25,536	22,994
Total revenues	261,408	212,564	748,637	600,652
OPERATING EXPENSES
Property operating expenses	76,728	64,065	220,767	189,044
Depreciation and amortization	79,574	55,871	241,177	163,820
General and administrative	13,390	12,095	41,640	34,571
Total operating expenses	169,692	132,031	503,584	387,435
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(23,850)	(19,122)	(69,729)	(57,468)
Loan procurement amortization expense	(969)	(1,012)	(2,885)	(3,059)
Equity in earnings of real estate ventures	46,558	816	47,532	1,152
Gains from sales of real estate, net	—	28,815	—	28,815
Other	(15)	539	(9,671)	1,593
Total other income (expense)	21,724	10,036	(34,753)	(28,967)
NET INCOME	113,440	90,569	210,300	184,250
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(733)	(3,149)	(1,404)	(6,466)
Noncontrolling interest in subsidiaries	181	230	505	350
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$112,888	$87,650	$209,401	$178,134

Basic earnings per share attributable to common shareholders	$0.50	$0.43	$0.93	$0.89
Diluted earnings per share attributable to common shareholders	$0.50	$0.43	$0.93	$0.88

Weighted average basic shares outstanding	225,023	202,194	224,883	200,934
Weighted average diluted shares outstanding	225,966	203,797	225,881	202,291

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Same-Store Facility Results (523 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2022	2021	Change	2022	2021	Change

REVENUES
Rental income	$191,737	$171,824	11.6%	$554,068	$487,205	13.7%
Other property related income	9,341	7,354	27.0%	24,276	20,708	17.2%
Total revenues	201,078	179,178	12.2%	578,344	507,913	13.9%

OPERATING EXPENSES
Property taxes (1)	20,275	18,910	7.2%	60,976	57,668	5.7%
Personnel expense	11,832	11,668	1.4%	35,934	36,076	(0.4)%
Advertising	4,989	5,406	(7.7)%	12,159	13,419	(9.4)%
Repair and maintenance	2,059	2,006	2.6%	5,995	5,664	5.8%
Utilities	5,151	4,798	7.4%	14,607	13,749	6.2%
Property insurance	1,782	1,668	6.8%	5,176	4,813	7.5%
Other expenses	7,403	6,849	8.1%	22,497	21,084	6.7%

Total operating expenses	53,491	51,305	4.3%	157,344	152,473	3.2%

Net operating income (2)	$147,587	$127,873	15.4%	$421,000	$355,440	18.4%

Gross margin	73.4%	71.4%		72.8%	70.0%

Period end occupancy	93.8%	94.7%		93.8%	94.7%

Period average occupancy	94.4%	95.5%		94.4%	94.8%

Total rentable square feet	36,979			36,979

Realized annual rent per occupied square foot (3)	$21.97	$19.48	12.8%	$21.17	$18.52	14.3%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (2)	$147,587	$127,873		$421,000	$355,440
Non same-store net operating income (2)	25,003	7,380		69,668	19,405
Indirect property overhead (4)	12,090	13,246		37,202	36,763
Depreciation and amortization	(79,574)	(55,871)		(241,177)	(163,820)
General and administrative expense	(13,390)	(12,095)		(41,640)	(34,571)
Interest expense on loans	(23,850)	(19,122)		(69,729)	(57,468)
Loan procurement amortization expense	(969)	(1,012)		(2,885)	(3,059)
Equity in earnings of real estate ventures	46,558	816		47,532	1,152
Gains from sales of real estate, net	-	28,815		-	28,815
Other	(15)	539		(9,671)	1,593

Net income	$113,440	$90,569		$210,300	$184,250

(1)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($114k and $310k for the three and nine months ended September 30, 2022, respectively).
(2)	Net operating income (“NOI”) is a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(3)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(4)	Includes property management income earned in conjunction with managed properties.

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Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net income attributable to the Company's common shareholders	$112,888	$87,650	$209,401	$178,134

Add (deduct):
Real estate depreciation and amortization:
Real property	78,250	54,120	237,742	159,719
Company's share of unconsolidated real estate ventures	2,273	2,274	7,179	6,161
Gains from sales of real estate, net (1)	(45,705)	(28,815)	(45,705)	(28,815)
Noncontrolling interests in the Operating Partnership	733	3,149	1,404	6,466

FFO attributable to common shareholders and OP unitholders	$148,439	$118,378	$410,021	$321,665

Add:
Loss on early repayment of debt (2)	—	—	—	556
Transaction-related expenses (3)	—	—	10,546	—
Property damage related to hurricane, net of expected insurance proceeds	1,578	—	1,578	—

FFO, as adjusted, attributable to common shareholders and OP unitholders	$150,017	$118,378	$422,145	$322,221

Earnings per share attributable to common shareholders - basic	$0.50	$0.43	$0.93	$0.89
Earnings per share attributable to common shareholders - diluted	$0.50	$0.43	$0.93	$0.88
FFO per share and unit - fully diluted	$0.65	$0.56	$1.80	$1.53
FFO, as adjusted per share and unit - fully diluted	$0.66	$0.56	$1.86	$1.54

Weighted average basic shares outstanding	225,023	202,194	224,883	200,934
Weighted average diluted shares outstanding	225,966	203,797	225,881	202,291
Weighted average diluted shares and units outstanding	227,426	211,077	227,426	209,621

Dividend per common share and unit	$0.43	$0.34	$1.29	$1.02
Payout ratio of FFO, as adjusted	65.2%	60.7%	69.4%	66.2%

(1)	For the three and nine months ended September 30, 2022, represents a gain related to the sale of all 14 of the stores owned by HVPSE. This gain is included in the Company’s share of equity in earnings of real estate ventures.

(2)	Loss on early repayment of debt relates to costs that are included in the Company's share of equity in earnings of real estate ventures.

THIRD QUARTER 2022	PAGE 12

(3)	Transaction-related expenses include severance expenses ($10.3 million) and other transaction expenses ($0.2 million). Prior to our acquisition of LAACO, Ltd. on December 9, 2021, the predecessor company entered into severance agreements with certain employees, including members of their executive team. These costs were known to us and the assumption of the obligation to make these payments post-closing was contemplated in our net consideration paid in the transaction. In accordance with GAAP, and based on the specific details of the arrangements with the employees prior to closing, these costs are considered post-combination compensation expenses. Transaction-related expenses are included in the component of other income (expense) designated as Other.

THIRD QUARTER 2022	PAGE 13